Exhibit 4.1

EXECUTION VERSION

FIRST SUPPLEMENTAL

INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE, dated May 23, 2025 and effective as of the Effective Date (as defined below) (this “First Supplemental Indenture”), is by and among WORLD OMNI AUTOMOBILE LEASE SECURITIZATION TRUST 2025-A, a Delaware statutory trust (the “Issuing Entity”), WILMINGTON TRUST, NATIONAL ASSOCIATION, as indenture trustee (in such capacity, the “Indenture Trustee”), and WILMINGTON TRUST, NATIONAL ASSOCIATION, as account bank (in such capacity, the “Account Bank”). Capitalized terms used in this First Supplemental Indenture and not otherwise defined herein shall have the meanings assigned thereto in Appendix A of the Indenture (as defined below).

WHEREAS, the Issuing Entity, the Indenture Trustee and the Account Bank are parties to that certain Indenture, dated as of March 12, 2025 (as amended, supplemented and modified from time to time, the “Indenture”);

WHEREAS, the parties hereto desire to amend the Indenture pursuant to Section 9.1(a) thereof;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

SECTION 1.      Amendment to Indenture. The definition of “Overcollateralization Target Amount” is amended and restated in full to read as follows:

““Overcollateralization Target Amount” means, with respect to any Payment Date, an amount equal to 15.40% of the Initial Securitization Value.”

SECTION 2.      Effectiveness. This First Supplemental Indenture shall be effective as of March 12, 2025 (the “Effective Date”).

SECTION 3.      Issuing Entity Order. Pursuant to Section 9.1(a) of the Indenture, the Issuing Entity hereby directs the Indenture Trustee to execute this First Supplemental Indenture, and such direction shall constitute an Issuing Entity Request.

SECTION 4.      Limitation of Liability of Owner Trustee. Notwithstanding anything contained herein to the contrary, this First Supplemental Indenture has been executed by U.S. Bank Trust National Association not in its individual capacity but solely in its capacity as Owner Trustee of the Issuing Entity and in no event shall U.S. Bank Trust National Association in its individual capacity or, except as expressly provided in the Trust Agreement, as Owner Trustee of the Issuing Entity have any liability for the representations, warranties, covenants, agreements or other obligations of the Issuing Entity hereunder or in any of the certificates, notices or agreements delivered pursuant hereto, as to all of which recourse shall be had solely to the assets of the Issuing Entity. For all purposes of this First Supplemental Indenture, in the performance of its duties or obligations hereunder or in the performance of any duties or obligations of the Issuing Entity hereunder, the Owner Trustee shall be subject to, and entitled to the benefits of, the terms and provisions of Article VI of the Trust Agreement.

SECTION 5.      Instruction to Owner Trustee. The Certificateholder hereby directs the Owner Trustee pursuant to Section 6.03 of the Trust Agreement to execute this First Supplemental Indenture on behalf of the Issuing Entity. The Certificateholder hereby certifies that it has the power and authority under the Trust Agreement to direct the Owner Trustee with respect to the foregoing actions and that the above referenced actions are duly authorized pursuant to and in accordance with the Trust Agreement and are not inconsistent with the terms of the documents to which the Issuing Entity is a party. The Administrator certifies that all conditions precedent to the above referenced actions have been satisfied or waived. In addition, the Certificateholder and the Administrator agree that all actions taken by the Owner Trustee in connection with this instruction are covered by the fee and indemnification provisions set forth in the Trust Agreement and that U.S. Bank Trust National Association shall be fully indemnified by the Administrator in connection with action taken pursuant to this instruction.

SECTION 6.      Miscellaneous. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS. This First Supplemental Indenture may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument. The provisions of this First Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture and shall not constitute a novation of the Indenture; and the Indenture, as amended by this First Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be executed by their respective officers, as of the date first written above.

WORLD OMNI AUTOMOBILE LEASE SECURITIZATION TRUST 2025-A

By: U.S. BANK TRUST NATIONAL ASSOCIATION, not in its individual capacity but solely as Owner Trustee on behalf of the Issuing Entity

By:	/s/ Christopher J. Nuxoll
Name:	Christopher J. Nuxoll
Title:	Vice President

WILMINGTON TRUST, NATIONAL ASSOCIATION, not in its individual capacity but solely as Indenture Trustee

By:	/s/ Jonathan Muller
Name:	Jonathan Muller
Title:	Assistant Vice President

WILMINGTON TRUST, NATIONAL ASSOCIATION, not in its individual capacity but solely as Account Bank

By:	/s/ Jonathan Muller
Name:	Jonathan Muller
Title:	Assistant Vice President

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Solely with respect to Section 5 hereof:

WORLD OMNI FINANCIAL CORP.,
as Administrator

By:	/s/ Claude S. Simon
Name:	Claude S. Simon
Title:	Assistant Treasurer

WORLD OMNI AUTO LEASING LLC,
as sole Certificateholder

By:	/s/ Claude S. Simon
Name:	Claude S. Simon
Title:	Assistant Treasurer

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